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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K


                                 CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported) July 30, 1998


                             PATTERSON ENERGY, INC.
             (Exact name of registrant as specified in its charter)


          DELAWARE                     0-22664                 75-2504748
(State or other jurisdiction          (Commission            (I.R.S. Employer
       of incorporation)              File Number)          Identification No.)



  4510 LAMESA HIGHWAY, SNYDER, TEXAS                             79549
(Address Of Principal Executive Offices)                       (Zip Code)


                                 (915) 573-1104
              (Registrant's telephone number, including area code)


                                    No Change
         (Former name or former address, if changed since last report.)





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ITEM 5.    OTHER EVENTS.

         On July 30, 1998 the Registrant issued the following press release:

              PATTERSON ENERGY, INC. REPORTS SECOND QUARTER RESULTS
                                 FROM OPERATIONS

SNYDER, TEXAS, July 30, 1998---PATTERSON ENERGY, INC. (NASDAQ:PTEN) today reported net income for its second quarter ended June 30, 1998 of $1.7 million, or $0.05 per diluted share, on operating revenues of $51.2 million compared to net income of $4.3 million, or $0.14 per diluted share, on operating revenues of $40.1 million for the same three-month period in 1997. EBITDA was approximately $11.0 million for the three months ended June 30, 1998 and 1997. Average rig utilization for the fiscal quarter ended June 30, 1998 was 64% as compared to 90% for the same period in 1997.

For the six months ended June 30, 1998, Patterson reported net income of $6.3 million, or $0.20 per diluted share, on operating revenues of $112.0 million compared to net income of $5.9 million, or $0.21 per diluted share, on operating revenues of $71.3 million. EBITDA for the six-month period ending June 30, 1998 was $25.7 million as compared to EBITDA of $17.4 million for the same period ended June 30, 1997. Average rig utilization for the six months ended June 30, 1998 was 67% as compared to 88% for the same period in 1997.

Since June 1997, the Company has acquired 48 drilling rigs increasing its contract drilling fleet to 114 drilling rigs. Drilling revenues for the three and six month periods ended June 30, 1998, rose 22% to $45.9 million and 54% to $100.2 million, respectively, when compared to the same periods in 1997. Direct drilling costs for the six months ended June 30, 1998 were 74% of related drilling revenues as compared to 77% in 1997.

During the past twelve months, the oil industry has experienced a dramatic fluctuation in the market price of crude oil. Patterson received $13.12 per barrel and $19.75 per barrel during the quarter ended June 30, 1998 and 1997, respectively and $13.51 per barrel and $20.33 per barrel for the six months ended June 30, 1998 and 1997, respectively. The effects of the reduced commodity price continue to apply downward pressure on the pricing of related contract services provided to the industry. Cloyce Talbott, Chairman and CEO, reiterated statements previously reported explaining that weakened utilization rates (55% to 60% in May, June and July 1998) and associated declines in pricing will probably continue until a sustained recovery in the price of oil occurs.

Patterson Energy, Inc., a Snyder, Texas based energy company, is one of the leading providers of domestic land based drilling services to major independent oil and natural gas companies. Patterson currently owns 114 drilling rigs (108 of which are currently operable) and focuses its operations in Texas and southeast New Mexico.

For further information, contact:
Patterson Energy, Inc.
Cloyce A. Talbott, Chairman and Chief Executive Officer
James C. Brown, Vice President-Finance and Chief Financial Officer
(915) 573-1104

Shimmerlik Corporate Communications, Inc.
Warren M. Shimmerlik
New York, NY
(212) 247-5200



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PATTERSON ENERGY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT PER SHARE DATA)

                                  THREE MONTHS ENDED        SIX MONTHS ENDED
                                        JUNE 30,               JUNE 30,
                                -----------------------  ----------------------
                                   1998          1997       1998         1997
                                -----------------------  ----------------------
Revenues
       Drilling                $ 45,913     $ 37,592     $100,210     $ 65,156
       Other                      5,237        3,100       11,692        6,177
Total operating revenues         51,150       40,692      111,902       71,333
Operating income                  3,531        6,046       11,393        8,686
Net income                        1,721        4,278        6,254        5,918
Net income per share:
       Basic                   $   0.05     $   0.15     $   0.20     $   0.22
                               ========     ========     ========     ========
       Diluted                 $   0.05     $   0.14     $   0.20     $   0.21
                               ========     ========     ========     ========
Average shares outstanding       31,669       28,536       31,618       27,069
                               ========     ========     ========     ========
Diluted shares outstanding       31,989       29,520       31,888       28,052
                               ========     ========     ========     ========

CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS)

                                                           June 30,
                                                  --------------------------
                                                    1998             1997
                                                  --------------------------
Current assets                                   $   68,899        $  51,161
Property & equipment, net                           138,224           81,663
Total assets                                        251,703          153,480

Current liabilities                                  31,487           25,584
Notes payable, less current maturities               53,398            5,677
Total stockholders' equity                          163,431          120,623
Total liabilities and stockholders' equity       $  251,703        $ 153,480



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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        PATTERSON ENERGY, INC.




Date:  September 9, 1998                By:    /s/  James C. Brown
                                               -----------------------------
                                               James C. Brown
                                               Vice-President-Finance








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